Exhibit 99.1

American Rebel Holdings, Inc. (NASDAQ: AREB) Receives Nasdaq Panel Determination Confirming Compliance with Minimum Stockholders’ Equity Requirement

Nasdaq Hearings Panel Confirms American Rebel Holdings, Inc. Has Met $2.5 Million Stockholders’ Equity Rule; American Rebel Holdings, Inc. is fully Compliant and Remains Listed on The Nasdaq Capital Market

NASHVILLE, Tenn., Nov. 24, 2025 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (“American Rebel” or the “Company”) (NASDAQ: AREB) today announced that it received written notice on November 21, 2025 from the Nasdaq Hearings Panel (the “Panel”) stating that the Company is in compliance with Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”), which requires stockholders’ equity of at least $2.5 million for continued listing on The Nasdaq Capital Market .

The Panel’s compliance determination follows the Company’s filing of its Quarterly Report on Form 10-Q for the period ended September 30, 2025, on November 10, 2025, which reported stockholders’ equity of $3,378,257—above the required $2.5 million threshold and in line with the Panel’s prior directive that American Rebel evidence compliance with the Equity Rule on or before November 15, 2025. As a result, American Rebel’s common stock will continue to trade on The Nasdaq Capital Market under the symbol “AREB.”

Andy Ross – CEO of American Rebel Holdings, Inc. Commentary

“ The compliance notice from the Nasdaq Hearings Panel on Friday, November 21, 2025, is an important milestone for American Rebel and for all of our stockholders, ” said Andy Ross, Chief Executive Officer of American Rebel Holdings, Inc.

“ We believe a Nasdaq listing is a critical asset for our Company—it supports liquidity, helps broaden our investor base, and reinforces the level of transparency and governance we strive to deliver. We are fully committed to taking whatever corporate actions are necessary to remain in compliance with Nasdaq’s standards because we believe it is in the best interests of both our current and future stockholders as we continue to build the next great American company, American Rebel Holdings, Inc.”

“We are deeply appreciative of the professionalism and patience shown by Nasdaq and the Panel throughout this process, and we are equally grateful to our strategic partners, strategic investors and loyal stockholders who continued to support us while we executed our plan,” Ross continued. “With our stockholders’ equity restored and our Nasdaq continued listing confirmed, we are energized as we look ahead to 2026 and beyond, focused on disciplined execution and long-term value creation.”

Nasdaq Panel Determination Confirming Compliance for Continued Listing for AREB

In its November 21, 2025, letter, the Panel advised that, based on the Nasdaq Listing Qualifications Staff’s compliance worksheet, American Rebel has satisfied the exception previously granted under the Equity Rule. Under Nasdaq Listing Rule 5815(d)(4)(B), the Company will be subject to a mandatory one-year Panel monitoring period beginning on the date of the letter.

During this monitoring period, if the Company again falls out of compliance with the Equity Rule, Nasdaq staff will be required to issue an immediate delisting determination without offering an additional cure or plan-of-compliance period, although the Company would retain the right to request a new hearing before a Nasdaq hearings panel.

American Rebel Holdings, Inc. Significant Improvement in Stockholders’ Equity

The Panel’s decision caps a multi-quarter effort by American Rebel to resolve its stockholders’ equity deficiency following Nasdaq’s February 19, 2025 notification that the Company did not meet the Equity Rule as of September 30, 2024. Over the course of 2025, American Rebel executed a series of strategic and corporate initiatives designed to strengthen its balance sheet and restore positive equity, which were reflected in its quarterly filings:

●	As disclosed in its Q1 2025 Form 10-Q, the Company reported a stockholders’ deficit of approximately $(8.0) million as of March 31, 2025.
●	By June 30, 2025, the deficit had narrowed to approximately $(3.1) million, as disclosed in its Q2 2025 Form 10-Q.
●	As reported in the Q3 2025 Form 10-Q, stockholders’ equity improved to a positive $3,378,257 as of September 30, 2025—an improvement of roughly $11.4 million from March 31, 2025, and approximately $6.5 million from June 30, 2025.

This progression from a material deficit to positive equity above the Nasdaq standard is also illustrated in the Company’s stockholder equity chart comparing the periods ended September 30, 2024, December 31, 2024, March 31, 2025, June 30, 2025, and September 30, 2025, demonstrating consistent quarter-over-quarter improvement through September 30, 2025.

About American Rebel Holdings, Inc. (NASDAQ: AREB)

American Rebel is a patriotic lifestyle brand that began as a designer and marketer of branded safes and personal security products. Over time, the Company has expanded into additional consumer categories—including American Rebel Light Beer, apparel and accessories—seeking to serve customers who identify with the American Rebel brand and its values. With the launch and ongoing rollout of American Rebel Light Beer in 2024, the Company is pursuing growth across the United States alongside experienced distribution partners in the premium light lager segment.

Watch the American Rebel Story as told by our CEO Andy Ross: The American Rebel Story.

Additional information, including the Company’s filings with the Securities and Exchange Commission, can be found on the investor relations section of American Rebel’s website.

Media:

Monica Brennan

Monica@NewtoTheStreet.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance and can be identified by words such as “believe,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “estimate,” “may,” “could,” and similar expressions, or their negatives. These statements include, among others, statements regarding the Company’s expectations about its continued compliance with Nasdaq’s listing standards (including the Equity Rule and the one-year Panel monitoring period), its ability to maintain or enhance stockholders’ equity, its plans and strategies to create long-term stockholder value, and its growth and operating outlook for 2026 and beyond.

Forward-looking statements are based on current assumptions and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, Nasdaq’s ongoing monitoring of the Company’s compliance with applicable listing requirements; the Company’s ability to execute operational, financial and strategic initiatives; market acceptance and performance of the Company’s products and brands; the performance and reliability of distribution partners and supply chains; competitive dynamics; general economic and industry conditions; the Company’s ability to obtain additional capital on acceptable terms, if needed; dilution arising from any financing or corporate actions; integration and performance of any acquisitions, partnerships or new product launches; regulatory and legal developments; and other factors described in the Company’s filings with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this release. American Rebel undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Investor Contact

American Rebel Holdings, Inc.

Email: IR@americanrebel.com